300 E. Rio Salado Pkwy. Bldg. 1
Tempe, AZ 85281
Office: 602.922.9866

Exhibit 33.4
Management’s Assessment of Compliance with Applicable Servicing Criteria
1. Carvana, LLC ( “Carvana”), as sponsor and administrator, is responsible for assessing compliance with the Applicable Servicing Criteria (defined below) as of December 31, 2024, and for the year ended December 31, 2024 (the “Reporting Period”). The transactions covered by this report consist of all publicly-registered asset-backed securities transactions for which Carvana acted as sponsor and administrator involving a pool of fixed rate retail installment contracts used to finance the purchase of used cars and light trucks (the “Platform”). The asset-backed securities transactions included in the Platform are set forth in Appendix A hereto.
2. Carvana used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess its compliance with the following servicing criteria set forth in paragraph (d) of Item 1122 of Regulation AB (collectively, the “Applicable Servicing Criteria”): (1)(i), (1)(iii), (3)(i)(C), and (d)(4)(iii). All other servicing criteria set forth in paragraph (d) of Item 1122 of Regulation AB are inapplicable to Carvana based on the activities it performs with respect to the Platform.
3. With respect to servicing criterion set forth in Item 1122(d)(3)(i)(c), reports to investors, including those to be filed with the Commission, were not maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports were not filed with the Commission as required by its rules and regulations. Carvana became aware on February 19, 2025 that certain Form 10-D filings made in the month of December 2024 for the November 1, 2024 through November 30, 2024 collection period attached as Exhibit 99.1 the servicer’s certificate for the October 1, 2024 through October 31, 2024 collection period. The impacted transactions were Carvana Auto Receivables Trust 2020-P1, Carvana Auto Receivables Trust 2021-P1, Carvana Auto Receivables Trust 2021-P2, Carvana Auto Receivables Trust 2021-P3, Carvana Auto Receivables Trust 2021-P4, Carvana Auto Receivables Trust 2022-P1, Carvana Auto Receivables Trust 2022-P2, Carvana Auto Receivables Trust 2022-P3, Carvana Auto Receivables Trust 2024-P2 and Carvana Auto Receivables Trust 2024-P3. The Depositor filed amended Forms 10-D for each of the impacted transactions on February 21, 2025. For each impacted transaction, the servicer’s certificates for the correct collection period associated with such Forms 10-D were delivered to investors in a timely manner and all distributions to investors were correct and timely. Carvana has since instituted policies and procedures, including enhanced reviews of the servicer’s certificates provided by the Servicer and clearer lines of communication associated with the distribution of the finalized monthly servicer’s certificates, to assure that such material instance of noncompliance does not occur in the future.
4. Based on such assessment, except for the material instance of noncompliance described in the paragraph above, Carvana has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2024, and for the Reporting Period with respect to the Platform taken as a whole.
5. Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on Carvana’s assessment of compliance with the Applicable Servicing Criteria as of December 31, 2024, and for the Reporting Period.
March 27, 2025

Carvana, LLC

By:	/s/ Paul W. Breaux

Name:	Paul W. Breaux

Title:	Vice President, Secretary

Appendix A
Carvana Auto Receivables Trust 2020-P1
Carvana Auto Receivables Trust 2021-N1
Carvana Auto Receivables Trust 2021-P1
Carvana Auto Receivables Trust 2021-N2
Carvana Auto Receivables Trust 2021-P2
Carvana Auto Receivables Trust 2021-N3
Carvana Auto Receivables Trust 2021-P3
Carvana Auto Receivables Trust 2021-N4
Carvana Auto Receivables Trust 2021-P4
Carvana Auto Receivables Trust 2022-P1
Carvana Auto Receivables Trust 2022-P2
Carvana Auto Receivables Trust 2022-P3
Carvana Auto Receivables Trust 2024-P2
Carvana Auto Receivables Trust 2024-P3
Carvana Auto Receivables Trust 2024-P4

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